Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this registration statement on Form S-3 of Remark Media, Inc. of our report dated April 30, 2015, except for Notes 9 and 10 as to which the date is September 11, 2015, relating to our audit of the consolidated financial statements of VEGAS.com, LLC as of and for the year ended December 31, 2014, which is included in the Current Report on Form 8-K/A filed by Remark Media, Inc. on November 6, 2015.  We also consent to the reference of our firm under the caption “Experts” in such registration statement.

/s/ RSM US LLP

RSM US LLP
Certified Public Accountants

Las Vegas, Nevada
November 6, 2015